UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                 SEC FILE NUMBER
                                     000-24511


                                  CUSIP NUMBER
                                  007 54 V 109





(Check One):

[ ] Form 10-K [ ] Form 20-K [X] Form 10-Q [ ] Form N-SAR

For Period Ended: September 30, 2006
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[ ] Transition Report on Form 10-K

[ ] Transition Report on Form 20-K

[ ] Transition Report on Form 11-K

[ ] Transition Report on Form 10-Q

[ ] Transition Report on Form N-SAR

For the Transition Period Ended:
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I -  REGISTRANT INFORMATION

Advanced Optics Electronics, Inc.
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Full name of registrant


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Former name if applicable

8301 Washington NE, Suite 5
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Address of principal executive office (Street and number)

Albuquerque, New Mexico  87113
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City, state and zip code

PART II - RULES 12b-25(b) AND (c)

    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)



    |  (a)  The reasons described in reasonable detail in Part III of this form
    |       could not be eliminated without unreasonable effort or expense;
    |
    |  (b)  The subject annual report, semi-annual report, transition report on
    |       Form 10-K, 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof
[X] |       will be filed on or before the 15th calendar day following the
    |       prescribed due date; or the subject quarterly report or transition
    |       report on Form 10-Q, 10-QSB, or portion thereof will be filed on or
    |       before the fifth calendar day following the prescribed due date; and
    |
    |  (c)  The accountant's statement or other exhibit required by Rule
    |       12b-25(c) has been attached if applicable.



PART III - NARRATIVE

    State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to timely finalize its report on Form 10-QSB for the fiscal quarter ending September 30, 2006. The Registrant has been working diligently to prepare its consolidated financial statements for the period ended September 30, 2006, and such consolidated financial statements have been substantially completed. However, the Registrant has not been able to finalize its preparation and review work in time for it to finalize the Form 10-QSB within the prescribed period without unreasonable effort and expense.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

John Cousins                              (505)              797-7878
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     (Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). [X] Yes [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    [ ] Yes [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         Advanced Optics Electronics, Inc.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  November 15, 2006                By:  /s/ John Cousins
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                                          John J. Cousins
                                          Vice President of Finance
                                         (Principal Accounting Officer)